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                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report

     Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

                                 March 29, 2002

                                County Bank Corp
             Michigan Commission file number 0-17482 EIN 38-0746239
                      83 W. Nepessing St. Lapeer, MI 48446
                                 (810) 664-2977

Item 5.  Other events and Regulation FD Disclosure.






March 28, 2002



Dear Shareholder:

I'm pleased to enclose the first quarter cash dividend. Your Board of Directors approved a $.22 per share dividend payable March 29, 2002 to shareholders of record March 15, 2002. The dividend of $261,024 the 146th consecutive cash dividend paid to our shareholders, is a 10% increase over the first quarter of 2001. We're off to a good start in 2002 as net income through February is $590,000 versus $536,500 last year. Total assets, although down from year end, are $230 million, an increase of $8.4 million over February 2001. Outstanding loans increased $5.4 million in the past 12 months. Deposits are nearly $201 million, with the "Choice" account still the deposit of preference. Investment securities reached $63.6 million up $4 million from one year ago.

Total shareholders' equity remains strong at $26.8 million with a year to date return on equity of 13.3%. Earnings per share through February are $2.98. County Bank Corp stock continues to be consistent in the $42-43 range. With one exception, there has been little sale activity during recent months.

To date there has been no further decline in the national prime lending rate, a positive sign as it relates to the economy improving and headed in a growth direction. A number of indicators are showing signs of improvement, sensing an upward movement in interest rates. We have already seen a slight increase in residential mortgage rates.

We continue to be optimistic and anticipate a solid 2002. To hear more about our very successful 2001, please join me at 3:00 p.m. for the Annual Meeting of Shareholders on Friday, April 19, 2002 at the Lapeer Country Club. I look forward to seeing you there.

Very truly yours,



CURT CARTER
President